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                                                                     Exhibit 2.2

          STOCKHOLDERS AGREEMENT dated as of August 8, 2002 (this "Agreement"), among L-3 COMMUNICATIONS CORPORATION, a Delaware corporation having its principal office at 600 Third Avenue, New York, NY 10016 ("Parent"), BLUE ACQUISITION CORP., a Nevada corporation and a wholly owned subsidiary of Parent having its principal office at 600 Third Avenue, New York, NY 10016 ("Sub"), WESTWOOD CORPORATION, a Nevada corporation having its principal office at 12402
E. 60th Street, Tulsa, OK 74146 (the "Company"), and each of THE INDIVIDUALS AND OTHER PARTIES LISTED ON SCHEDULE A ATTACHED HERETO (together with any person as hereafter may become a party hereto pursuant to Section 5, each, a "Stockholder" and, collectively, the "Stockholders").

          WHEREAS, contemporaneously herewith, Parent and Sub are entering into an Agreement and Plan of Merger with the Company, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing, among other things, for the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement; capitalized and other defined terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement, whether or not such Merger Agreement shall be in effect from time to time;

          WHEREAS, each Stockholder owns (of record or beneficially) the number and type of shares of Company Common Stock set forth opposite such Stockholder's name on Schedule A hereto (such shares of Company Common Stock beneficially owned or owned of record being referred to herein as such Stockholder's "Subject Shares"); and

          WHEREAS as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent and Sub have required that each Stockholder enter into this Agreement, and in order to induce Parent and Sub to enter into the Merger Agreement, each Stockholder has agreed, severally and not jointly, to enter into this Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, each party hereto agrees as follows:

          SECTION 1. Representations and Warranties of Each Stockholder. Each Stockholder hereby, severally and not jointly, only as to itself, represents and warrants to Parent and Sub as follows:

          (a) Organization; Authority; Execution and Delivery; Enforceability. With respect to each Stockholder that is not a natural person, such Stockholder
(i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has all requisite corporate or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. With respect to each Stockholder that is a natural person, such Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the

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transactions contemplated hereby and the compliance by such Stockholder with the terms hereof have been duly authorized by all necessary corporate or other action on the part of such Stockholder and no other corporate or other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming due execution by Parent and Sub, constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws.

          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of such Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) with respect to each Stockholder that is not a natural person, any certificate of incorporation or bylaws, partnership agreement or limited liability company agreement (or similar organizational documents) of such Stockholder, (B) any Contract to which such Stockholder is a party or any of the properties or assets of such Stockholder is subject, or (C) subject to the governmental filings and other matters referred to in the following sentence, any Applicable Law. No Consent is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement or the compliance by such Stockholder with the provisions of this Agreement, except for (1) filings under applicable competition, merger control, antitrust or similar laws or regulations, (2) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

     (b) The Subject Shares. Such Stockholder is the record or beneficial owner of the number and type of Subject Shares of such Stockholder set forth opposite his or its name on Schedule A hereto, and if such Stockholder is a record owner of Subject Shares such Stockholder has good and marketable title to such Subject Shares, free and clear of any Share Encumbrances, except as set forth on Section 3.02(d) of the Company Disclosure Schedule to the Merger Agreement. Such Stockholder does not own beneficially or of record any shares of capital stock or other securities of the Company or any of its Subsidiaries other than the Subject Shares as set forth opposite his or her or its name on Schedule A hereto. Such Stockholder has the sole right to vote and, except as set forth in the Pledge Agreements in the case of the Pledged Shares (as such terms are defined below in this Section 1(b)), to Transfer (as defined in Section 2(c)) the Subject Shares owned by such Stockholder, and none of the Subject Shares owned by such Stockholder is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Subject Shares, except, in the case of the voting of the Subject Shares, as set forth in Sections 2 and 3 and, in the case of the Transfer of the Subject Shares, as set forth in Section 2 and, in the case of the Pledged Shares, the Pledge Agreements.

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     For purposes of this Agreement, "Pledge Agreements" means, collectively,
(i) the Chattel, Pledge and Security Agreement, dated December 18, 2001, between Ernest H. McKee and Stillwater Bank and Trust Company, Stillwater, Oklahoma (the "Bank"), in respect of the pledge (the "Pledge") of 750,000 shares (the "Pledged Shares") of Company Common Stock held by Ernest H. McKee to the Bank, (ii) the Assignment of Investment Property/Securities Agreement dated as of March 1, 2002, between Ernest H. McKee and the Bank, and (iii) the Letter Agreement dated as of the date hereof, between Ernest H. McKee and the Bank.

     (c) Private Offering. Such Stockholder has not, nor has any Affiliate of such Stockholder nor has anyone acting on behalf of such Stockholder, issued, sold or offered any security of the Company to any person under circumstances that would cause the sale, if any, of the Subject Shares of any Stockholder to Parent (or its designee or assignee) as contemplated by Section 2(i) to be subject to the registration or qualification requirements of the Securities Act or any applicable state securities laws. The sale and delivery, if any, of the Subject Shares of such Stockholder hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act and from the registration and qualification requirements of any applicable state securities laws.

     SECTION 2. Covenants of Each Stockholder. Each Stockholder, severally and not jointly, only as to itself, covenants and agrees as follows:

     (a) At any meeting of the stockholders of the Company called to vote upon the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or at any adjournment thereof, or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) of such stockholders with respect to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement is sought, such Stockholder shall vote (or cause to be voted) all the Subject Shares of such Stockholder in favor of, and shall consent to (or cause to be consented to), the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement.

     (b) During the term of this Agreement, at any meeting of the stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) of such stockholders is sought, such Stockholder shall vote (or cause to be voted) all the Subject Shares of such Stockholder against, and shall not consent to (and shall cause not to be consented to in respect of the Subject Shares), any of the following (or any agreement to enter into, effect, facilitate or support any of the following): (i) any Takeover Proposal (as defined in Section 5.02(a) of the Merger Agreement); (ii) any amendment of the Company's Articles of Incorporation or Bylaws, except with the prior written consent of Parent as provided in, and in accordance with, Section 5.01(a) of the Merger Agreement; or (iii) any other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its stockholders, which other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the consummation of any of the transactions contemplated by this Agreement or to dilute in any material respect the benefits to Parent of the Merger and the other transactions contemplated by the Merger Agreement or the transactions contemplated by this

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Agreement, or change in any manner the voting rights of the Company Common Stock
(collectively, "Frustrating Transactions").

     (c) During the term of this Agreement, such Stockholder shall not: (i) sell, transfer, pledge, assign, tender or otherwise dispose of (including by gift) (collectively, "Transfer"), or, except as may be required under the Pledge Agreements, consent to or permit any Transfer of, any Subject Shares of such Stockholder or any interest therein, or enter into any Contract, option or other arrangement with respect to the Transfer (including any profit sharing or other derivative arrangement) of any such Subject Shares or any interest therein, to any person other than pursuant to this Agreement or the Merger Agreement; or
(ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Takeover Proposal (as defined in Section 5.02(a) of the Merger Agreement) or Frustrating Transaction with respect to any Subject Shares of such Stockholder, other than pursuant to this Agreement.

     (d) During the term of this Agreement, such Stockholder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares of such Stockholder, other than, in the case of the Pledged Shares, as may be required under the Pledge Agreements, unless such Transfer is made in compliance with this Agreement (including the provisions of Sections 2(h) and 2(i)).

         The Company shall ensure that no Transfer in violation of this Agreement shall be made or recorded on the books of the Company and any such Transfer shall be void and of no force and effect.

     (e) Subject to the following paragraph of this Section 2(e), such Stockholder shall not, nor shall such Stockholder permit any of its Affiliates to, or authorize or permit any director, officer, employee, partner or agent of such Stockholder or any of its Affiliates, or any investment banker, attorney or other advisor or representative of such Stockholder or any of its Affiliates to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal (as defined in Section 5.02(a) of the Merger Agreement) or Frustrating Transaction, (ii) enter into any agreement with respect to any Takeover Proposal (as defined in Section 5.02(a) of the Merger Agreement) or Frustrating Transaction, or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any Person with respect to, any Takeover Proposal (as defined in Section 5.02(a) of the Merger Agreement) or Frustrating Transaction.

         Notwithstanding the preceding paragraph of this Section 2(e) and notwithstanding Section 2(f), nothing in this Agreement shall limit or restrict a Stockholder that is a director of the Company or limit or restrict a partner or an employee or agent of a Stockholder that is a director of the Company from acting in his or her or its capacity as a member of the Board of Directors of the Company to the extent that such Board of Directors is engaging in activities expressly and specifically permitted under Section 5.02 of the Merger Agreement.

     (f) (i) During the term of this Agreement, such Stockholder shall take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other

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parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement. Such Stockholder shall not commit or agree to take any action inconsistent with the transactions contemplated by this Agreement or the transactions contemplated by the Merger Agreement.

         (ii) During the term of this Agreement, such Stockholder shall not, and such Stockholder shall not permit any of its Affiliates to, or authorize or permit any director, officer, employee, partner or agent of such Stockholder or any of Affiliates or any investment banker, attorney or other advisor or representative of such Stockholder or any of its Affiliates to, directly or indirectly, issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Merger or any other transactions contemplated by the Merger Agreement or any of the transactions contemplated by this Agreement without the prior written consent of Parent, except as may be required by Applicable Law or as expressly contemplated by
Section 6.06 of the Merger Agreement.

     (g) Such Stockholder hereby waives any rights of appraisal in connection with, or rights to dissent from, the Merger that such Stockholder may have.

     (h) (i) If (A) (1) the Merger Agreement is terminated (x) by either Parent or the Company pursuant to Section 8.01(b)(iii) of the Merger Agreement, (y) by Parent pursuant to Section 8.01(c) of the Merger Agreement, or (z) by the Company pursuant to Section 8.01(f) of the Merger Agreement, (2) an Acquisition Agreement with respect to any Takeover Proposal (as defined in Section 8.03(b)(i)(B) of the Merger Agreement) is entered into by the Company or any of its Subsidiaries within 12 months after such termination of the Merger Agreement, and (3) such Takeover Proposal (as defined in Section 8.03(b)(i)(B) of the Merger Agreement) is consummated within 24 months of such termination, or
(B) a Parent Takeover Proposal (as defined in Section 2(h)(vi)) made by Parent (including any amendment of the Merger Agreement) which provides for Transaction Consideration (as defined in Section 2(h)(iii)) in excess of $2.30 (as such amount may be adjusted from time to time for any of the events referred to in the last sentence of Section 6, the "Deal Price") per share is consummated (any Takeover Proposal or Parent Takeover Proposal referred to in clause (A) or (B) above is referred to herein as a "Transaction"), then such Stockholder shall pay to Parent an amount in cash equal to such Stockholder's Profit (as defined in Section 2(h)(ii)); provided, however, that if all or any part of the Transaction Consideration which such Stockholder is entitled to receive is not cash, then such Stockholder's Profit shall be paid to Parent in each type of consideration paid to such Stockholder and in the same proportions as the types of consideration comprising the Transaction Consideration which such Stockholder is entitled to receive, in each case determined at the close of business on the date of the consummation of the Transaction, such that (1) in respect of Transaction Consideration to be paid to such Stockholder in cash, Parent shall be paid Profits by such Stockholder in cash in an amount equal to the aggregate Transaction Consideration to be paid to such Stockholder in cash multiplied by a fraction (x) the numerator of which is equal to such Stockholder's Profit and
(y) the denominator of which is equal to the aggregate Transaction Consideration to be received by such Stockholder (such fraction, the "Profit Percentage"), (2) in respect of Transaction Consideration to be paid to such Stockholder in the form of securities, Parent shall be paid Profits by such Stockholder, for each type of securities to be so paid, in the form of that number of such securities that is equal to the total

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number of such securities to be paid to such Stockholder multiplied by the
Profit Percentage, and (3) in respect of Transaction Consideration to be paid to such Stockholder in consideration of a type other than cash or securities, Parent shall be paid Profits by such Stockholder in the form of such type of consideration and in an amount equal to the aggregate fair market value of such consideration to be paid to Stockholder, with such fair market value determined as of the date of the consummation of the relevant transaction, multiplied by the Profit Percentage; provided further, however, that all such determinations shall be made as of the close of business on the date of the consummation of the relevant Transaction without any regard to any events or circumstances occurring thereafter (such as changes in the trading price of any securities). Such Profits shall be paid to Parent, for each type of consideration, within three business days after the receipt by such Stockholder of such consideration. Any payment of Profit under this Section 2(h) shall (AA) if paid in cash, be paid by wire transfer of same day funds to an account designated by Parent, and (BB) if paid through the transfer of securities or other non-cash consideration, be paid through the delivery of such securities or other non-cash consideration, suitably endorsed or otherwise documented for transfer (if applicable), to Parent at its address set forth in Section 9.02 of the Merger Agreement.

          (ii) The "Profit" of such Stockholder shall mean, as of the close of business on the date of consummation of a Transaction, the amount (if a positive number) equal to (A) the product of (1) the Transaction Consideration (as determined at such time) minus the Deal Price multiplied by (2) the number of Subject Shares held by such Stockholder on the date of termination of this Agreement in accordance with Section 8 (other than any Subject Shares sold, transferred and delivered to Parent or its designee pursuant to Section 2(i)), minus (B) any Profit Taxes (as defined in Section 2(h)(v)).

          (iii) "Transaction Consideration" shall mean, with respect to any Transaction, the fair market value of the consideration which such Stockholder (or its transferees) is entitled to receive (including any residual interest in the Company retained immediately following consummation of a Transaction) in respect of each share of Company Common Stock of such Stockholder (or its transferees) in such Transaction, determined as of the close of business on the date of the consummation of such Transaction; provided, however, that if different types or amounts of consideration are to be paid (or retained) in a Transaction, the "Transaction Consideration" shall be determined by dividing (1) the aggregate fair market value of all the consideration (determined as of the close of business on the date of the consummation of such Transaction received or receivable by (including any residual interest in the Company retained by) such Stockholder (or its transferees) (assuming for purposes of this calculation that such Stockholder (or his transferees) has converted, exercised or exchanged all convertible securities owned by any of them prior to the consummation of such Transaction) by (2) the number of Subject Shares held by such Stockholder (or its transferees) on the date of termination of this Agreement in accordance with Section 8 (other than any Subject Shares sold, transferred and delivered to Parent or its designee pursuant to Section 2(i)).

          (iii) For purposes of this Section 2(h), the "fair market value" of any non-cash consideration consisting of:

                (A) securities listed on a national securities exchange or traded on the NASDAQ shall be equal to the average closing price per share of such security as

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     reported on such exchange or NASDAQ for the 10 trading days prior to the date of determination; and

                (B) consideration which is other than securities of the form specified in Section 2(h)(iv)(A) shall be determined by a nationally recognized independent investment banking firm mutually selected, within three business days after the event requiring selection of such investment banking firm, by Parent and the Stockholders, which determination shall be made by such investment banking firm within 15 business days after the date of such event; provided, however, that if Parent and the Stockholders do not agree within three business days after the date of such event as to the selection of an investment banking firm, then, by the end of the fifth business day after the date of such event, each of Parent, on the one hand, and the Stockholders, on the other hand, shall select a nationally recognized investment banking firm, which two investment banking firms shall jointly make such determination within 20 business days after the date of such event, or, if such two investment banking firms are unable to agree on such determination, the two investment banking firms shall, by the end of the 20th business day after the date of such event, select a third nationally recognized investment banking firm and notify such third investment banking firm in writing (with a copy to Parent and each Stockholder) of their respective determinations of the fair market value of such non-cash consideration, following which such third investment banking firm shall, within 15 business days after the date of its selection, notify Parent and each Stockholder in writing of its selection of one or the other of the two original determinations of the fair market value of such non-cash consideration; provided further, however, that the reasonable and customary fees and expenses of all such investment banking firms shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

          (v) The "Profit Taxes" of such Stockholder shall mean the net amount of income taxes (U.S. federal, state and local) actually incurred by such Stockholder solely as a result of the receipt of Profits by such Stockholder determined taking into account any deduction, loss or offset against income taxes attributable to the payment of Profits by such Stockholder to Parent in accordance with the terms of this Agreement; provided, however, that solely for the purposes of calculating Profit Taxes, clause (B) of the definition of Profits contained in Section 2(h)(ii) shall be disregarded. Solely for purposes of calculating Profit Taxes, in the case of a Stockholder that is treated as a pass-through entity for U.S. federal, state or local income tax purposes, as the case may be, the term "Stockholder" shall mean any direct member of such pass-through entity and any indirect member of such pass-through entity that owns its interest in such pass-through entity to the extent it owns such interest through one or more other pass-through entities. For the purposes of this clause, a "pass-through entity" includes without limitation, a partnership, disregarded entity, trust, subchapter S corporation, controlled foreign corporation, foreign person holding company or a passive foreign investment company to the extent a qualifying electing fund election has been made with respect to it.

          (vi) A "Parent Takeover Proposal" means any inquiry, proposal or offer from Parent or any of its Subsidiaries relating to any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination,

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recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 40% or more of the total revenue, operating income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (B) 40% or more of the outstanding shares of Company Common Stock, or 40% or more of the outstanding shares of capital stock of, or other equity or voting interests in, any of the Company's Subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (A) above.

          (vii)  If any payment of any Stockholder's Profits described in this
Section 2(h) shall consist in whole or in part of a fractional share of securities or other property, then the applicable Stockholder, in lieu of such fractional share of securities or other property, shall pay to Parent a cash adjustment in an amount equal to the fair market value of such fractional share of securities or other property determined as of the close of business on the date of the consummation of the Transaction to which such payment relates and calculated pursuant to Section 2(h)(iv).

          (viii) Payment of any Stockholder's Profits described in this Section 2(h) shall not be in lieu of (but shall be in addition to) the fees and expenses (including any Termination Fee) that may become payable to Parent pursuant to
Section 8.03 of the Merger Agreement and/or damages incurred in the event of a breach of this Agreement or the Merger Agreement.

     (i) During the term of this Agreement (taking into account the penultimate sentence of Section 8), at the request of Parent or Sub, such Stockholder shall exercise, exchange or convert, as the case may be, or cause to be exercised, exchanged or converted, as the case may be, such number and type of convertible securities (including Stock Options, Warrants and Convertible Notes) beneficially owned by such Stockholder and then exercisable, exchangeable or convertible, as the case may be, as Parent or Sub, as the case may be, may request, in each case within two business days following the later of (i) such request and (ii) the last to occur of (A) the expiration or termination of any waiting period (and any extension thereof) applicable to the relating Option Exercise referred to below under any applicable competition, merger control, antitrust or similar law or regulation and (B) the receipt of any other regulatory approvals applicable to such Option Exercise; provided, however, that Parent or Sub, as the case may be, shall purchase, upon the terms and subject to the conditions set forth in the next following sentence of this Section 2(i), all the shares of Company Common Stock issued upon such exercise, exchange or conversion, as the case may be, of convertible securities; provided further, however, that such Stockholder shall not be obligated so to exercise, exchange or convert, as the case may be, any convertible security (including any Stock Option, Warrant or Convertible Note) if the exercise price, exchange price or conversion price, as the case may be, per share of Company Common Stock in respect of such convertible security is above the Deal Price. At the request of Parent or Sub (an "Option Exercise"), such Stockholder shall sell, transfer and deliver or cause to be sold, transferred and delivered to Parent or Sub (or their respective designees or assignees), as the case may be, and Parent or Sub (or their respective designees or assignees), as the case may be, shall purchase from, such Stockholder, all or any portion (as specified by Parent or Sub, as the case may be) of the Subject Shares that consist of Company Common Stock of such Stockholder within four business days following the later of (1) such request and (2) the last to occur of (x) the expiration or termination of any waiting period (and any extension thereof) applicable to such sale and purchase under any applicable competition, merger control, antitrust

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or similar law or regulation and (y) the receipt of any other regulatory approvals applicable to such sale and purchase, for a purchase price per share equal to the Deal Price.

     (j) If, during the term of this Agreement (taking into account the penultimate sentence of Section 8), Parent or one of its Affiliates offers to purchase or otherwise acquire shares of Company Common Stock (the "Offer") in connection with a Parent Takeover Proposal (including any amendment of the Merger Agreement), then, at the request of Parent, each Stockholder hereby agrees validly to tender (or cause the record owner of such shares, as applicable, validly to tender), pursuant to and in accordance with the terms of the Offer set forth in the acquisition agreement in respect of such Offer (including any amendment of the Merger Agreement), but in no event later than ten business days after the date on which Parent or such Affiliate commences the Offer, all the Subject Shares and to not withdraw any of the Subject Shares so tendered unless the Offer is terminated or has expired; provided, however, that Parent (or such Affiliate) shall purchase all the Subject Shares so tendered at a price per share of Company Common Stock equal to the Deal Price or any higher price that may be paid in the Offer; provided further, however, that Parent's (or such Affiliates') obligation to accept for payment and pay for the Subject Shares in the Offer shall be subject to all the terms and conditions of the Offer set forth in the acquisition agreement in respect of such Offer (including any amendment of the Merger Agreement).

     SECTION 3. Grant of Irrevocable Proxy; Appointment of Proxy.

     (a) Each Stockholder hereby irrevocably grants to, and appoints, each of Parent, Christopher C. Cambria, its Senior Vice President, Secretary and General Counsel, and Michael T. Strianese, its Senior Vice President of Finance, in their respective capacities as designees of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, (i) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement, (ii) against any Takeover Proposal or any Frustrating Transaction, and (iii) otherwise in accordance with
Section 2. The proxy granted in this Section 3 shall expire upon the earlier of the termination of this Agreement pursuant to Section 8 or the date that is 249 months and three days following the date of the granting of such proxy pursuant hereto.

     (b) Each Stockholder represents and warrants that any proxies heretofore given in respect of such Stockholder's Subject Shares were not irrevocable, and that all such proxies hereby are revoked.

     (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked.

     SECTION 4. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may request for the purpose of effectuating the matters covered by this Agreement, including the grant of the proxies set forty in Section 3.

     SECTION 5. Additional Purchases. Each Stockholder agrees that any shares of capital stock of the Company ("New Subject Shares") that such Stockholder acquires beneficial ownership thereof after the date of this Agreement and prior to the date of termination of this Agreement in accordance with Section 8, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Subject Shares. If, at any time or from time to time after the date of this Agreement and prior to the date of termination of this Agreement in accordance with Section 8, any Stockholder acquires beneficial ownership of New Subject Shares, but is not the record owner of such New Subject Shares, then, contemporaneously with such acquisition, such Stockholder shall cause the holder of record of such New Subject Shares (if such holder of record is not then a party to this Agreement) to execute and deliver to Parent a joinder agreement to be bound by the provisions of, and to become a party to, this Agreement as a "Stockholder", in form and substance satisfactory to Parent. Upon the occurrence of any of the events referred to in this Section 5, Schedule A hereto shall be adjusted appropriately.

     SECTION 6. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder (including the obligations under Section 2(h)) shall attach to such Stockholder's Subject Shares and shall be binding upon any Person to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors, and each Stockholder further agrees to take all actions necessary to effectuate the foregoing. In the event of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the capital stock of the Company, the number of Subject Shares listed on Schedule A hereto opposite the name of each Stockholder shall be adjusted appropriately and the Deal Price will be adjusted appropriately.

     SECTION 7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that Parent may in its sole discretion assign, in whole or in one or more parts, (a) any or all of its rights, interests or obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, and (b) any of or all its rights, interests and obligations under Section 2(h) or Section 2(i) to one or more third parties, but no such assignment shall relieve Parent of any of its obligations under this Agreement. Any purported assignment in violation of this Section 7 shall be void. Subject to the preceding sentences of this Section 7, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

     SECTION 8. Termination. This Agreement shall terminate upon the earlier of
(a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms; provided, however, that the proxy granted in Section 3 shall terminate as provided in Section 3(a); provided further, however, that if the Merger Agreement is terminated pursuant to Section 8.01(b)(iii), Section 8.01(c) or Section 8.01(f) of the Merger Agreement, then Sections 1, 2(h), 4,

6, 7, 9, 10 and 11, as well as this Section 8, shall continue in full force and effect for the duration of the Residual Period. The "Residual Period" means the period beginning on the date of termination of the Merger Agreement and ending 12 months thereafter; provided, however, that if within such 12 month-period the Company or any of its Subsidiaries enters into an Acquisition Agreement contemplated under clause (i)(A)(2) of Section 2(h), then the Residual Period shall not end until the date that is 24 months and three days after the termination of the Merger Agreement. Notwithstanding the foregoing, this Agreement shall not terminate (i) with respect to any Option Exercise made prior to the date of termination of the Merger Agreement until the sale, transfer and delivery of the Subject Shares with respect to such Option Exercise have been effected, and (ii) with respect to Section 2(j) until the Offer is terminated or has expired. No termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to termination.

     SECTION 9. General Provisions.

     (a) Amendments. This Agreement may not be amended, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all the parties hereto.

     (b) Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement (each, a "Notice") shall be in writing and shall be (i) delivered personally,
(ii) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (iii) sent by next-day or overnight mail or delivery, or (iv) sent by facsimile transmission, provided that the original copy thereof also is sent by pre-paid, first class certified or registered mail or by next-day or overnight mail or personal delivery, to Parent, Sub or the Company in accordance with Section 9.02 of the Merger Agreement and to any of the Stockholders at its or his respective address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like Notice), with a copy to:

                  Conner & Winters
                  A Professional Corporation
                  3700 First Place Tower
                  15 E. 5th Street
                  Tulsa, Oklahoma 74103-4344
                  Facsimile:  (918) 586-8548
                  Attention:  C. Raymond Patton, Jr., Esq.

Any Notice shall be deemed effective and given upon receipt (or refusal of receipt).

     (c) Interpretation.

         (i) When a reference is made in this Agreement to a Section or a Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References herein to a person are also to its permitted successors and assigns. References herein to a gender are also to all other genders. References herein to convertible securities also shall include exchangeable securities and exercisable securities.

         (ii) The parties hereto have participated jointly in the negotiation and drafting of the Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     (d) Counterparts; Effectiveness. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages, or in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

     (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, and (ii) is not intended to confer upon any person other than the parties hereto (and the persons specified as proxies in Section 3) any rights or remedies.

     (f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE.

     (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner and to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     (h) Definitions. For the purpose of this Agreement, "beneficially own" or "beneficial ownership" or phrases of similar import with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that for purposes of determining beneficial ownership of a security under this Agreement, all vesting requirements or other waiting periods with respect to the conversion, exercise or exchange of a security that is convertible, exercisable or exchangeable shall be deemed to be fully satisfied.

     SECTION 10. Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of New York or of any New York state court if any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of New York or a New York state court.

     SECTION 11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto
(a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.

     SECTION 12. Pledge Agreements. From the date hereof until the date of termination of this Agreement with respect to all Option Exercises pursuant to the penultimate sentence of Section 8, Ernest H. McKee hereby agrees to not (a) amend, supplement or modify, or (b) agree to amend, supplement or modify, any of the Pledge Agreements without the prior written consent of Parent.

         IN WITNESS WHEREOF, each of the parties duly has executed this Agreement, all as of the date first written above.

                             Parent:


                             L-3 COMMUNICATIONS CORPORATION


                             By: /s/ Christopher C. Cambria
                                 -----------------------------------------------
                                   Name:  Christopher C. Cambria
                                   Title: Senior Vice President

                             Sub:


                             BLUE ACQUISITION CORP.


                             By: /s/ Christopher C. Cambria
                                 -----------------------------------------------
                                   Name:  Christopher C. Cambria
                                   Title: Vice President

                             Company:


                             WESTWOOD CORPORATION


                             By: /s/ Ernest H. McKee
                                 -----------------------------------------------
                                   Name:  Ernest H. McKee
                                   Title: President

                             Stockholders:


                                 /s/ Ernest H. McKee
                             ---------------------------------------------------
                             ERNEST H. MCKEE


                                 /s/ William J. Preston
                             ---------------------------------------------------
                             WILLIAM J. PRESTON

                                                                     SCHEDULE A

                                               Number and Type of Subject
                                                    Shares Owned
Name and Address of Stockholders                of Record or Beneficially
--------------------------------                -------------------------

Ernest H. McKee                           1,932,277/1/ shares of Common Stock/2/
2902 E. 74th Street
Tulsa, Oklahoma  74136

William J. Preston, M.D.                  1,403,371/3/ shares of Common Stock/4/
1717 Woodstead Court
The Woodlands, Texas  77380

--------------
/1/ Includes options to acquire 174,924 shares of Company Common Stock pursuant to Company Stock Plans, 258,750 shares of Company Common Stock issuable upon conversion of the Convertible Notes, and Warrants to acquire 121,563 shares of Company Common Stock.

/2/ All such Subject Shares are owned beneficially and of record by Ernest H. McKee.

/3/ Includes options to acquire 100,000 shares of Company Common Stock pursuant to Company Stock Plans, 368,750 shares of Company Common Stock issuable upon conversion of the Convertible Notes, and Warrants to acquire 164,063 shares of Company Common Stock.

/4/ All such Subject Shares are owned beneficially and of record by William J. Preston, M.D.